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Exhibit 3.1.1

State of Delaware
Office of the Secretary of State

        I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "APPLIED EXTRUSION TECHNOLOGIES, INC.", FILED IN THIS OFFICE ON THE TWENTY-SIXTH DAY OF FEBRUARY, A.D. 1992, AT 9 O'CLOCK A.M.

	[SEAL]	/s/ Edward J. Freel Edward J. Freel, Secretary of State
2094403 8100		AUTHENTICATION:	7592181
950171759		DATE:	07-31-95

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 02/26/1992 920575163 - 2094403

CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
APPLIED EXTRUSION TECHNOLOGIES, INC.

        Applied Extrusion Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

        DOES HEREBY CERTIFY:

        FIRST: That pursuant to a unanimous written consent of the Directors of the Corporation dated December 18, 1991, the Board of Directors of the Corporation has duly adopted the following resolution setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring the advisability thereof and calling for submission of the proposed amendment to the stockholders of the Corporation for their approval and adoption:

RESOLVED:	That the Restated Certificate of Incorporation of this Corporation (the "Certificate") be amended by adding an Article 11 (the "Amendment") to said Certificate to read in its entirety as follows:

          "11. DIRECTORS.

                  A. Classification of Directors. Except as otherwise provided in this Certificate of Incorporation or the By-laws of this Corporation relating to the rights of the holders of any class or series of Preferred Stock, voting separately by class or series, to elect additional directors under specified circumstances, the number of directors of this Corporation shall be as fixed from time to time by or pursuant to the By-laws of this Corporation. The directors, other than those who may be elected by the holders of any class or series of Preferred Stock voting separately by class or series, shall be classified, with respect to the time for which they severally hold office, into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible, and shall be adjusted from time to time in the manner specified in the By-laws of this Corporation to maintain such proportionality. Each initial director in Class I shall hold office for a term expiring at the 1993 annual meeting of stockholders, each initial director in Class II shall hold office initially for a term expiring at the 1994 annual meeting of stockholders, and each initial director in Class III shall hold office for a term expiring at the 1995 annual meeting of stockholders. Notwithstanding the foregoing provisions of this Section 1, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. At each annual meeting of stockholders following the 1992 annual meeting, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors have been duly elected and qualified or until their earlier death, resignation or removal.

                  B. Removal of Directors. Except as otherwise provided pursuant to the provisions of this Certificate of Incorporation or the By-laws of this Corporation relating to the rights of the holders of any class or series of Preferred Stock, voting separately by class or series, to elect directors under specified circumstances, any director or directors may be removed from office at any time, but only for cause and only by the affirmative vote, at any regular meeting or special meeting of the stockholders, of not less than two-thirds of the total number of votes of the then outstanding shares of capital stock of this Corporation entitled to vote generally in the election of directors, voting together as a single class, but only if notice of such proposal was contained in the notice of such meeting. Any vacancy in the Board of Directors resulting from any such removal may be filled by vote of a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successor shall be elected and qualified or until their earlier death, resignation or removal.

                  C. Amendment of this Section. Notwithstanding any other provisions of this Certificate of Incorporation or the By-laws of this Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-laws of this Corporation), the affirmative vote, at any regular meeting or special meeting of the stockholders, of not less than two-thirds of the total number of votes of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with the purpose or intent of, this Section 11. Notice of any such proposed alteration or amendment shall be contained in the notice of the meeting at which it is to be considered.

                  D. Change of Authorized Number of Directors. In the event of any increase or decrease in the authorized number of directors, the newly created or eliminated directorships resulting from such increase or decrease shall be appointed by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal as possible. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                  E. Directors Elected by Holders of Preferred Stock. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by this Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Section 11 unless expressly provided by such terms.";

        that the directors deem such Amendment to be advisable; that such Amendment be submitted to this Corporation's stockholders for their consideration and approval at the 1992 Annual Meeting of Stockholders of this Corporation; and that upon approval by the stockholders, such Amendment be filed with the Delaware Secretary of State.

        SECOND: That the annual meeting of stockholders of the Corporation was duly called and subsequently held on February 11, 1992, upon notice in accordance with Section 222 of the General

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Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

        THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, Applied Extrusion Technologies, Inc. has caused this certificate to be signed by Amin J. Khoury, its Chairman, and Ronald Remy, its Assistant Secretary, this 25th day of February, 1992.

APPLIED EXTRUSION TECHNOLOGIES, INC.
		By	/s/ Amin J. Khoury Amin J. Khoury, Chairman
Attest:
By	/s/ Ronald Remy Ronald Remy, Assistant Secretary

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COMMONWEALTH OF MASSACHUSETTS	)
	)	ss.
COUNTY OF SUFFOLK	)

        On this 25th day of February, 1992, personally appeared before me Amin J. Khoury and Ronald Remy, to me personally known, being by me duly sworn, did say that they are the Chairman and Assistant Secretary, respectively, of Applied Extrusion Technologies, Inc., and that this certificate was signed and sealed on behalf of said Corporation pursuant to resolutions duly adopted by unanimous written consent of its Board of Directors and approved at the annual meeting of its Stockholders, and they acknowledged the foregoing to be the free act and deed of said Corporation.

        IN WITNESS WHEREOF, I have hereunto set my hand and seal this 25th day of February, 1992.

/s/ [ILLEGIBLE] Notary Public My Commission Expires: 11/23/95

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STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 03/05/1998 981085662 - 2094403

FORM OF CERTIFICATE OF DESIGNATION, PREFERENCES AND
RIGHTS OF JUNIOR
PREFERRED STOCK

of

APPLIED EXTRUSION TECHNOLOGIES, INC.

Pursuant to Section 151 of the
Delaware General Corporation

        Applied Extrusion Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") DOES HEREBY CERTIFY:

        That pursuant to the authority conferred upon the Board of Directors (the "Board of Directors") by the Amended and Restated Certificate of Incorporation of the Corporation, as amended, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors on March 2, 1998 adopted a resolution providing for the authorization of a series of Preferred Stock, par value $.01 per share (the "Preferred Stock") as follows:

  RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Amended and Restated Certificate of Incorporation, as amended, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

        Section 1.    Designation and Amount.    The shares of such series shall be designated as "Junior Preferred Stock" (the "Junior Stock") and the number of shares constituting such series shall be 150,000. The number of shares of Junior Stock may be increased or decreased by a resolution duly adopted by the Board of Directors, but may not be decreased below the number of shares of Junior Stock then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon conversion of any outstanding securities convertible into Junior Stock.

        Section 2.    Dividends and Distributions.

          a.     Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Junior Stock with respect to dividends, the holders of shares of Junior Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Junior Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment set forth in Section 8 hereof, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock, par value $.01 per share, of the Corporation (the "Common Stock") or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Junior Stock.

          b.     The Corporation shall declare a dividend or distribution on the Junior Stock as provided in paragraph (a) of this Section 2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of or a subdivision with respect to Common Stock); provided, however, that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Junior Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

          c.     Dividends shall begin to accrue and be cumulative on outstanding shares of Junior Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Junior Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Junior Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Junior Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Junior Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

        Section 3.    Voting Rights.    The holders of shares of Junior Stock shall have the following voting rights:

          a.     Subject to the provision for adjustment set forth in Section 8 hereof, each share of Junior Stock shall entitle the holder thereof to one hundred votes on all matters submitted to a vote of the stockholders of the Corporation.

          b.     Except as otherwise provided herein or required by applicable law, the holders of shares of Junior Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

          c.     Except as set forth herein or required by applicable law, holders of Junior Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

        Section 4.    Certain Restrictions

          a.     Whenever quarterly dividends or other dividends or distributions payable on the Junior Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Junior Stock outstanding shall have been paid in full, the Corporation shall not:

            i.      declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Stock:

            ii.     declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Stock, except dividends paid ratably on the Junior Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled:

            iii.    redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock (A) in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Junior Stock or (B) in accordance with subparagraph (iv) of this Section 4(a); or

            iv.    redeem or purchase or otherwise acquire for consideration any shares of Junior Stock, or any shares of stock ranking on a parity with the Junior Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of the outstanding shares of such stock upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          b.     The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

        Section 5.    Reacquired Shares.    Any shares of Junior Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

        Section 6.    Liquidation Dissolution or Winding Up.

          a.     Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of Common Stock or any other stock of the Corporation ranking junior (upon liquidation, dissolution or winding up) to the Junior Stock unless, prior thereto, the holders of shares of Junior Stock shall have received $100.00 per share plus an amount equal to all accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Junior Liquidation Preference"). Following the payment of the full amount of the Junior Liquidation Preference, no additional distributions shall be made to the holders of shares of Junior Stock unless, prior thereto, the holders of shares of Common Stock (which term shall include, for the purposes only of this Section 6, any series of the Corporation's Preferred Stock ranking on a parity with the Common Stock upon liquidation, dissolution or winding up) shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing the Junior Liquidation Preference by 100 (as appropriately adjusted as set forth in Section 8 hereof to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock; such number in this clause (ii), as the same may be adjusted from time to time, is hereinafter referred to as the "Adjustment Number". In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then any remaining assets shall be distributed ratably to the holders of Common Stock. Following the payment of the full amount of the Junior Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Junior Stock and Common Stock, respectively, holders of shares of Junior Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of any remaining assets to be distributed in the ratio of the Adjustment Number to one (1) with respect to such Junior Stock and Common Stock, on a per share basis, respectively.

          b.     In the event, however, that there are not sufficient assets available to permit payment in full of the Junior Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Junior Stock, then any remaining assets shall be distributed ratably to the holders of the Junior Stock and the holders of such parity stock in proportion to their respective liquidation preferences.

          c.     None of the merger or consolidation of the Corporation into or with any other entity, the sale of all or substantially all of the property and assets of the Corporation or the distribution to the stockholders of the Corporation of all or substantially all of the consideration for such sale, unless such consideration (apart from the assumption of liabilities) or the net proceeds thereof consists substantially entirely of cash, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 6.

          d.     Each share of Junior Stock shall stand on a parity with each other share of Junior Stock or any other series of the same class of Preferred Stock upon voluntary or involuntary liquidation, dissolution or distribution of assets or winding up of the Corporation.

        Section 7.    Consolidation Merger, etc.    In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the outstanding shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the outstanding shares of Junior Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment set forth in Section 8 hereof) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

        Section 8.    Certain Adjustments.    In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then, in each such case, the amounts set forth in Sections 2(a) and (b), 3(a), 6(c) and 7 hereof with respect to the multiple of cash and non-cash dividends, votes, the Junior Liquidation Preference and an aggregate amount of stock, securities, cash and/or other property referred to in Section 7 hereof, shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        Section 9.    Ranking.    The Junior Stock shall rank pari passu with (or if determined by the Board of Directors in any vote establishing any other series of Preferred Stock, either senior and prior in preference to, or junior and subordinate to, as the case may be) each other series of Preferred Stock of the Corporation with respect to dividends and/or preference upon liquidation, dissolution or winding up.

        Section 10.    Redemption.    The shares of Junior Stock may be purchased by the Corporation at such times and on such terms as may be agreed to between the Corporation and the redeeming stockholder, subject to any limitations which may be imposed by law or the Amended and Restated Certificate of Incorporation, as amended.

        Section 11.    Amendment.    The Amended and Restated Certificate of Incorporation of the Corporation, as amended, shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Junior Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Junior Stock, voting together as a single class.

        Section 12.    Fractional Shares.    Junior Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Junior Stock.

        IN WITNESS WHEREOF, this Certificate of Designation was executed on behalf of the Corporation by its Treasurer and attested by its Secretary on March 2, 1998.

		By:	/s/ ANTHONY G. ALLOTT Anthony G. Allott, Treasurer
Attest:
By:	/s/ GERALD M. HAINES II Gerald M. Haines II, Secretary

[SEAL]

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 03/26/1999 991119611 - 2094403

CERTIFICATE OF AMENDMENT
OF
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
APPLIED EXTRUSION TECHNOLOGIES, INC.

It is hereby certified that:

        1.     The name of the corporation (hereinafter called the "Corporation") is Applied Extrusion Technologies, Inc.

        2.     Article 4 of the Corporation's Amended and Restated Certificate of Incorporation is hereby amended to increase the authorized capital stock of the Corporation from 16,000,000 shares to 31,000,000 shares by increasing the authorized Common Stock, $.01 par value, of the Corporation from 14,864,502 shares to 29,864,502 shares.

        3.     The amendment of the Amended and Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed on March 17, 1999.

/s/ GERALD M. HAINES II Gerald M. Haines II Secretary

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State of Delaware Office of the Secretary of State
CERTIFICATE OF AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION OF APPLIED EXTRUSION TECHNOLOGIES, INC.
FORM OF CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF JUNIOR PREFERRED STOCK of APPLIED EXTRUSION TECHNOLOGIES, INC. Pursuant to Section 151 of the Delaware General Corporation
CERTIFICATE OF AMENDMENT OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF APPLIED EXTRUSION TECHNOLOGIES, INC.